EXHIBIT 99.3


INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.





February 22, 2000

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


ASSETS                                                       1999         1998

CASH AND CASH EQUIVALENTS                               $ 1,190,211  $ 1,249,605

ACCOUNTS RECEIVABLE (net of allowance of $273,506
  in 1999 and $255,409 in 1998)                             257,599      205,323

PREPAID EXPENSES AND OTHER ASSETS                            24,430       21,505

INVESTMENT PROPERTY:
  Land                                                    2,618,857    2,618,857
  Buildings and improvements                             13,997,112   13,618,572
                                                        -----------  -----------

                                                         16,615,969   16,237,429
  Less accumulated depreciation                           5,162,333    4,691,263
                                                        -----------  -----------

                                                         11,453,636   11,546,166
  Investment property held for sale                       2,860,890    2,826,591
                                                        -----------  -----------

           Total investment property                     14,314,526   14,372,757

DEFERRED EXPENSES - At amortized cost                       321,834      280,805
                                                        -----------  -----------

TOTAL                                                   $16,108,600  $16,129,995
                                                        ===========  ===========


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                 $   174,137  $   160,061
  Accrued real estate taxes                                 485,507      499,728
  Refundable tenant deposits                                250,231      211,787
  Mortgage note payable                                   6,871,246    6,995,876
                                                        -----------  -----------

     Total liabilities                                    7,781,121    7,867,452

PARTNERS' EQUITY                                          8,327,479    8,262,543
                                                        -----------  -----------

TOTAL                                                   $16,108,600  $16,129,995
                                                        ===========  ===========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                 1999        1998        1997

REVENUES:
  Rental and other income                     $3,723,962  $3,680,649  $3,355,159
  Interest                                         4,055                   1,614
                                              ----------  ----------  ----------

          Total revenues                       3,728,017   3,680,649   3,356,773

EXPENSES:
  Interest                                       554,283     584,329     595,696
  Depreciation and amortization                  765,982     755,447     670,997
  Real estate taxes                              544,192     534,592     597,849
  Property management fees - related party       216,862     215,198     201,992
  Repairs and maintenance                        442,418     334,606     293,264
  Professional services                          380,102     135,134     224,330
  Other operating expenses (includes
    $40,000 in each year to related party)       759,242     757,247     709,058
                                              ----------  ----------  ----------

          Total expenses                       3,663,081   3,316,553   3,293,186
                                              ----------  ----------  ----------

NET INCOME                                    $   64,936  $  364,096  $   63,587
                                              ==========  ==========  ==========

NET INCOME ALLOCATION:
  General partners                            $      649  $   21,480  $   12,529
  Limited partners                            $   64,287  $  342,616  $   51,058

LIMITED PARTNERS' DATA:
  Net income per unit                         $     3.34  $    17.83  $     2.66
                                              ==========  ==========  ==========

  Cash distributions - Investment income
    per unit                                  $     --    $    17.83  $     2.66
                                              ==========  ==========  ==========

  Cash distributions - Return of capital
    per unit                                  $     --    $     0.92  $     9.84
                                              ==========  ==========  ==========

  Weighted average limited partnership
    units outstanding                             19,221      19,221      19,221
                                              ==========  ==========  ==========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                           Limited      General
                                          Partners      Partners       Total

BALANCE (DEFICIT), JANUARY 1, 1997      $ 8,600,764   $  (128,497)  $ 8,472,267

  Net income                                 51,058        12,529        63,587

  Cash distribution                        (240,263)      (14,704)     (254,967)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997      8,411,559      (130,672)    8,280,887

  Net income                                342,616        21,480       364,096

  Cash distributions                       (360,394)      (22,046)     (382,440)
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1998      8,393,781      (131,238)    8,262,543

  Net income                                 64,287           649        64,936
                                        -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1999    $ 8,458,068   $  (130,589)  $ 8,327,479
                                        ===========   ===========   ===========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
-----------------------------------------------------------------------------------------------


                                                            1999          1998          1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                            $    64,936   $   364,096   $    63,587
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                          677,201       660,875       604,818
      Amortization of deferred expenses                      88,781        94,572        66,179
      Net changes in accounts affecting operations:
        Accounts receivable                                 (52,276)      (52,373)       66,705
        Prepaid expenses and other assets                    (2,925)       (4,453)       (6,864)
        Deferred expenses                                  (129,810)     (104,353)     (215,064)
        Accounts payable and accrued expenses                14,076      (320,548)      377,278
        Accrued real estate taxes                           (14,221)      (57,174)      (25,580)
        Refundable tenant deposits                           38,444        63,013        23,748
                                                        -----------   -----------   -----------

           Net cash provided by operating activities        684,206       643,655       954,807
                                                        -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to investment property                         (618,970)     (289,092)     (551,260)
                                                        -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                               --        (382,440)     (254,967)
  Mortgage principal payments                              (124,630)     (100,656)      (93,468)
                                                        -----------   -----------   -----------

           Net cash used in financing activities           (124,630)     (483,096)     (348,435)
                                                        -----------   -----------   -----------

NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                          (59,394)     (128,533)       55,112

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                 1,249,605     1,378,138     1,323,026
                                                        -----------   -----------   -----------

CASH AND CASH EQUIVALENTS, END
  OF YEAR                                               $ 1,190,211   $ 1,249,605   $ 1,378,138
                                                        ===========   ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
  interest                                              $   590,980   $   537,963   $   609,879
                                                        ===========   ===========   ===========

See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

1.    BUSINESS

      Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

      The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 9.6%, 5.5%, 33.0%, 11.1% and 40.8% of rental and other income, respectively, for the year ended December 31, 1999. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

      It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Prior to October 31, 1997, the corporate general partner was a partially owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $171,525 for the year ended December 31, 1997. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

      On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

      In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time.
      Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $216,862, $215,198 and $30,467 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 1999 and 1998 and $6,666 in 1997 as reimbursement for management services and indirect expenses in connection with the Partnership.

      Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

      Buildings and improvements are depreciated over 30 years using the straight-line method.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999, accounts receivable include approximately $145,000 ($121,500 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

      In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1999, Partnership Management Fees totaling $316,180 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $316,180 is remote and therefore the management fee was not accrued on the balance sheet.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

      The Partnership adopted SFAS No. 130, Reporting Comprehensive Income, which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.

3.    MORTGAGE NOTE PAYABLE

      Mortgage note payable as of December 31, 1999 and 1998, consists of the following:

                                                           1999          1998

      Note payable to bank, principal of $9,587, and
        interest due monthly at bank's prime rate
        (9.25% at December 31, 1999) plus .75%
        maturing December 28, 2002                      $6,871,246    $6,995,876
                                                        ==========    ==========


      The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,601,000 at December 31, 1999. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999, 1998 and 1997, the Partnership decreased interest expense by approximately $59,000, $64,000 and $60,000, respectively, from the compensating balance clause.

      Principal payments required during the next five years are as follows:

           2000                                            $  115,044
           2001                                               132,000
           2002                                             6,624,202
                                                           ----------

                Total                                      $6,871,246
                                                           ==========

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1999 and 1998 are equal due to the adjustable rate feature of the note and the terms are consistent with those the Partnership could currently obtain.

4.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

           2000                                             $3,047,000
           2001                                              2,608,000
           2002                                              1,928,000
           2003                                              1,207,000
           2004                                                437,000
           Remainder                                           267,000
                                                            ----------

                Total                                       $9,494,000
                                                            ==========

      In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $45,000, $61,000 and $43,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

5.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                        Financial            Income
                                        Statement              Tax

      1999:
        Net income (loss)              $    64,936         $  (145,635)
        Partners' equity                 8,327,479          13,178,376

      1998:
        Net income (loss)              $   364,096         $    (5,791)
        Partners' equity                 8,262,543          13,324,011

      1997:
        Net income (loss)              $    63,587         $    (8,137)
        Partners' equity                 8,280,887          13,712,242


6.    MAJOR TENANT

      A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11%, of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues.

7.    BUSINESS SEGMENTS (in thousands)

      The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property writedowns. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

      (In thousands)                        1999        1998        1997

      Revenues:
        Leawood Fountain Plaza          $     359.7 $     307.9 $     283.9
        Tower Industrial                      203.1       202.2       196.9
        Countryside Office Park             1,220.6     1,025.4       905.8
        Northeast Commerce Center             409.7       692.1       676.1
        NorthCreek Office Park              1,509.1     1,377.3     1,303.8
                                        ----------- ----------- -----------
                                        $   3,702.2 $   3,604.9 $   3,366.5
                                        =========== =========== ===========

      Operating profit (loss):
        Leawood Fountain Plaza          $      92.2 $      43.6 $      20.0
        Tower Industrial                       84.7        93.5        90.4
        Countryside Office Park               (10.5)       36.5       (69.5)
        Northeast Commerce Center            (214.0)      (31.3)       50.4
        NorthCreek Office Park                343.9       178.2        81.7
                                        ----------- ----------- -----------
                                        $     296.3 $     320.5 $     173.0
                                        =========== =========== ===========

      Capital expenditures:
        Leawood Fountain Plaza          $      33.6 $      36.1 $      29.0
        Tower Industrial                      192.8
        Countryside Office Park               128.9       138.0       313.3
        Northeast Commerce Center             219.2                    68.3
        NorthCreek Office Park                 44.5       115.0       140.7
                                        ----------- ----------- -----------
                                        $     619.0 $     289.1 $     551.3
                                        =========== =========== ===========

      Depreciation and amortization:
        Leawood Fountain Plaza          $      69.2 $      90.8 $      91.4
        Tower Industrial                       45.2        41.6        41.6
        Countryside Office Park               137.3       151.8        72.0
        Northeast Commerce Center             192.4       265.4       245.2
        NorthCreek Office Park                307.4       359.3       374.3
                                        ----------- ----------- -----------
                                        $     751.5 $     908.9 $     824.5
                                        =========== =========== ===========
      Assets:
        Leawood Fountain Plaza          $     946.8 $   1,476.0
        Tower Industrial                      985.9       914.8
        Countryside Office Park             3,126.2     8,653.8
        Northeast Commerce Center           3,512.7     4,606.2
        NorthCreek Office Park              6,410.5     6,992.8
                                        ----------- -----------
                                        $  14,982.1 $  22,643.6
                                        =========== ===========

      Reconciliations of segment data to the Partnership's consolidated data follow:

      (In thousands)                        1999        1998        1997

      Revenues:
         Segments                       $   3,702.2 $   3,604.9 $   3,366.5
         Corporate and other                   25.8        75.7        (9.7)
                                        ----------- ----------- -----------
                                        $   3,728.0 $   3,680.6 $   3,356.8
                                        =========== =========== ===========

      Net income:
        Segments operating profit       $     296.3 $     320.5 $     173.0
        Other income (expense)                 25.8        75.7        (9.7)
        General and administrative
          expenses                           (257.2)      (32.1)      (99.7)
                                        ----------- ----------- -----------
                                        $      64.9 $     364.1 $      63.6
                                        =========== =========== ===========

      Assets:
        Segments                        $  14,982.1 $  22,643.6
        Corporate and other                 1,126.5    (6,513.6)
                                        ----------- -----------
                                        $  16,108.6 $  16,130.0
                                        =========== ===========

      Depreciation and amortization:
       Segments                         $     751.5 $     908.9 $     824.5
       Corporate and other                     14.5      (153.5)     (153.5)
                                        ----------- ----------- -----------
                                        $     766.0 $     755.4 $     671.0
                                        =========== =========== ===========


                                   * * * * * *

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------------------------------------------


The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:

                                                                                         December 31, 1999
                                                                              --------------------------------------
                                                                                Limited      General
                                                                                Partners     Partners       Total

Balance (deficit) per statement of partners' equity                           $ 8,458,068  $  (130,589)  $ 8,327,479

Add:
  Selling commissions and other offering costs not deductible for income tax
    purposes                                                                    2,411,625                  2,411,625

  Prepaid rents included in income for income tax purposes                         25,900          262        26,162

  Master lease income included in income for income tax purposes                  118,404        1,196       119,600

  Writedown of investment property not recognized for income tax purposes       5,202,450       52,550     5,255,000
                                                                              -----------  -----------   -----------

          Total                                                                16,216,447      (76,581)   16,139,866

Less:
  Excess depreciation and amortization deducted for income tax purposes         2,755,494       45,827     2,801,321

  Insurance premiums deducted for income tax purposes                              15,014          152        15,166

  Rent concessions not recognized for income tax purposes                         143,553        1,450       145,003
                                                                              -----------  -----------   -----------

Balance (deficit) per tax return                                              $13,302,386  $  (124,010)  $13,178,376
                                                                              ===========  ===========   ===========


                                                                                         December 31, 1998
                                                                              --------------------------------------
                                                                                Limited      General
                                                                                Partners     Partners       Total


Balance (deficit) per statement of partners' equity                           $ 8,393,781  $  (131,238)  $ 8,262,543

Add:
  Selling commissions and other offering costs not deductible for income tax
    purposes                                                                    2,411,625                  2,411,625

  Prepaid rents included in income for income tax purposes                          6,356           64         6,420

  Master lease income included in income for income tax purposes                  118,404        1,196       119,600

  Writedown of investment property not recognized for income tax purposes       5,202,450       52,550     5,255,000
                                                                              -----------  -----------   -----------

          Total                                                                16,132,616      (77,428)   16,055,188

Less:
  Excess depreciation and amortization deducted for income tax purposes         2,553,625       43,789     2,597,414

  Insurance premiums deducted for income tax purposes                              12,120          122        12,242

  Rent concessions not recognized for income tax purposes                         120,306        1,215       121,521
                                                                              -----------  -----------   -----------

Balance (deficit) per tax return                                              $13,446,565  $  (122,554)  $13,324,011
                                                                              ===========  ===========   ===========



                                                                                          December 31, 1997
                                                                              --------------------------------------
                                                                                Limited      General
                                                                                Partners     Partners       Total

Balance (deficit) per statement of partners' equity                           $ 8,411,559  $  (130,672)  $ 8,280,887

Add:
  Selling commissions and other offering costs not deductible for income tax
    purposes                                                                    2,411,625                  2,411,625

  Prepaid rents included in income for income tax purposes                         70,438          711        71,149

  Master lease income included in income for income tax purposes                  118,404        1,196       119,600

  Writedown of investment property not recognized for income tax purposes       5,202,450       52,550     5,255,000
                                                                              -----------  -----------   -----------

          Total                                                                16,214,476      (76,215)   16,138,261

Less:
  Excess depreciation and amortization deducted for income tax purposes         2,337,626       41,606     2,379,232

  Insurance premiums deducted for income tax purposes

  Rent concessions not recognized for income tax purposes                          46,319          468        46,787
                                                                              -----------  -----------   -----------

Balance (deficit) per tax return                                              $13,830,531  $  (118,289)  $13,712,242
                                                                              ===========  ===========   ===========

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1999
-------------------------------------------------------------------------------------------------------------------------------


                              Column A                                     Column B                    Column C
                              --------                                     --------                    --------

                                                                                              Initial Cost to Partnership
                                                                                       ----------------------------------------
                                                                                                    Buildings and
                            Description                                  Encumbrances      Land      Improvements    Total
Leawood Fountain Plaza Office Complex (24% undivided interest), Leawood,
  Kansas                                                                  $      --    $   318,962  $ 1,991,417  $ 2,310,379
Tower Industrial Building, Mundelein, Illinois                                             193,744    1,042,076    1,235,820
NorthCreek Office Park, Cincinnati, Ohio                                                   338,850    4,639,617    4,978,467
Northeast Commerce Center, Cincinnati, Ohio                                                199,361    2,784,317    2,983,678
Countryside Office Park, NorthCreek Office Park and Northeast Commerce
  Center                                                                    6,871,246
                                                                          -----------  -----------  -----------  -----------
                                                                            6,871,246    1,050,917   10,457,427   11,508,344
Countryside Office Park, Palatine, Illinois                                      --        623,919    4,302,911    4,926,830
                                                                          -----------  -----------  -----------  -----------

          Total                                                           $ 6,871,246  $ 1,674,836  $14,760,338  $16,435,174
                                                                          ===========  ===========  ===========  ===========



                                                                           Column D                    Column E
                                                                           --------                    --------
                                                                                                 Gross Amount at Which
                                                                            Costs             Carried at Close of Period
                                                                         Capitalized   ----------------------------------------
                                                                         Subsequent to             Buildings and
                            Description                                  Acquisition(1)    Land     Improvements     Total

Leawood Fountain Plaza Office Complex (24% undivided interest), Leawood,
  Kansas                                                                  $  (603,326) $   318,962  $ 1,388,091  $ 1,707,053
Tower Industrial Building, Mundelein, Illinois                                195,588      193,744    1,237,664    1,431,408
NorthCreek Office Park, Cincinnati, Ohio                                    3,713,830    1,370,100    7,322,197    8,692,297
Northeast Commerce Center, Cincinnati, Ohio                                 1,801,533      736,051    4,049,160    4,785,211
Countryside Office Park, NorthCreek Office Park and Northeast Commerce
  Center
                                                                          -----------  -----------  -----------  -----------
                                                                            5,107,625    2,618,857   13,997,112   16,615,969
Countryside Office Park, Palatine, Illinois                                  (938,645)   1,356,419    2,631,766    3,988,185 (2)
                                                                          -----------  -----------  -----------  -----------

          Total                                                           $ 4,168,980  $ 3,975,276  $16,628,878  $20,604,154
                                                                          ===========  ===========  ===========  ===========



                                                                          Column F       Column G    Column H        Column I
                                                                          --------       --------    --------        --------
                                                                                                                   Life on Which
                                                                                                                 Depreciation in
                                                                         Accumulated     Date of       Date       Latest Income
                                                                         Depreciation  Construction  Acquired  Statement is Computed

Leawood Fountain Plaza Office Complex (24% undivided interest), Leawood,
  Kansas                                                                  $  938,094    1982-1983   2/20/1985        30 years
Tower Industrial Building, Mundelein, Illinois                               486,715       1974     3/20/1986        30 years
NorthCreek Office Park, Cincinnati, Ohio                                   2,403,394    1984-1986   12/29/1986       30 years
Northeast Commerce Center, Cincinnati, Ohio                                1,334,130       1985     12/29/1986       30 years
                                                                          ----------

                                                                           5,162,333
Countryside Office Park, Palatine, Illinois                                1,127,295 (2)   1975     12/16/1986       30 years
                                                                          ----------

          Total                                                           $6,289,628
                                                                          ==========

(1) Amounts shown are net of assets written-off and the following writedowns to reflect appraised values:

       Leawood Fountain Plaza Office Complex                              $  754,000
       NorthCreek Office Park                                                484,000
       Northeast Commerce Center                                             761,000
       Countryside Office Park                                             3,256,000


(2) Amount is shown net in the financial statements $2,860,890.

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
-------------------------------------------------------------------------------------------


                                                     1999           1998           1997

(A) Reconciliation of amounts in Column E:

       Balance at beginning of period            $ 20,130,482   $ 19,981,023   $ 19,569,732

       Add - Cost of improvements                     618,970        289,092        551,260

       Less - Cost of disposals                      (145,298)      (139,633)      (139,969)
                                                 ------------   ------------   ------------

       Balance at end of period                  $ 20,604,154   $ 20,130,482   $ 19,981,023
                                                 ============   ============   ============

       Reconciliation of amounts in Column F:

(B) Balance at beginning period                  $  5,757,725   $  5,236,483   $  4,771,634

       Add -  Provision during period                 677,201        660,875        604,818

       Less -  Depreciation on disposals             (145,298)      (139,633)      (139,969)
                                                 ------------   ------------   ------------

       Balance at end of period                  $  6,289,628   $  5,757,725   $  5,236,483
                                                 ============   ============   ============

(C) The aggregate cost of real estate owned for
       federal income tax purposes               $ 25,859,154   $ 25,385,482   $ 25,236,023
                                                 ============   ============   ============